UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
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THRYV HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
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THRYV HOLDINGS, INC.

2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
NOTICE OF ACTIONS BY WRITTEN CONSENT OF HOLDERS OF
NOT LESS THAN A MAJORITY OF THE OUTSTANDING SHARES OF CAPITAL
STOCK THRYV HOLDINGS, INC.
Dear Stockholders:
This Notice and the accompanying Information Statement are being furnished to the stockholders of Thryv Holdings, Inc., a Delaware corporation (“Thryv,” the “Company,” “we,” “us,” or “our”), to notify stockholders of the actions taken on May 12, 2021 by the Company’s Board of Directors (the “Board”) and Compensation Committee of the Board of Directors (the “Compensation Committee”), and on May 18, 2021 by the written consent of Mudrick Capital Management, L.P. and Joseph A. Walsh, as the holders of approximately 55.3% of the Common Stock of the Company entitled to vote on the matter (the “Majority Stockholders”), approving the terms of the Second Amendment to the Thryv Holdings, Inc. 2020 Incentive Award Plan (the ”2020 Plan”), the full text of which is set forth on Exhibit A (the “Amendment”). The Amendment (i) increases the maximum aggregate number of shares reserved and available for delivery in connection with awards under the 2020 Plan to 3,981,490 shares of Common Stock (representing an increase of 2,981,490 shares) and (ii) provides that commencing on January 1, 2022 and ending on (and including) January 1, 2030, there will be an automatic annual increase in the total number of shares of Common Stock reserved and available for delivery in connection with the 2020 Plan of up to five percent (5% ) of the total number of shares of Common Stock outstanding on December 31st of the preceding year.
The summary of the principal features of the 2020 Plan included in this Information Statement is qualified in its entirety by reference to the full text of the 2020 Plan as originally adopted and as subsequently amended.
Pursuant to Rule 14c-2 under the Exchange Act, the actions described herein will not be effective until the date that is 20 days after this Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof. Therefore, this Information Statement is being sent to you for informational purposes only.
As the matters set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by the Majority Stockholders, your consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the accompanying Information Statement.
THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS NOTICE AND THE ENCLOSED INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Sincerely,

Lesley Bolger
VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
PURPOSE OF THE INFORMATION STATEMENT
Thryv Holdings, Inc., a Delaware corporation (“Thryv,” the “Company,” “we,” “us,” or “our,”) is sending you this Information Statement solely for the purpose of informing our stockholders as of the record date, May 19, 2021, of actions taken by our stockholders by less than unanimous written consent in lieu of a meeting of stockholders. No action is requested or required on your part.
This Information Statement is first being distributed to Thryv stockholders on or about June 16, 2021. The Company’s principal executive offices are located at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX, 75261, and the Company’s telephone number is (972) 453-7000.
SUMMARY OF CORPORATE ACTIONS
On May 12, 2021, the Company’s Board of Directors (the “Board”) approved and authorized, subject to stockholder approval, certain terms of the Second Amendment to the Thryv Holdings, Inc. 2020 Incentive Award Plan (the “2020 Plan”), the full text of which is set forth on the Amendment. The Amendment (i) increases the maximum aggregate number of shares reserved and available for delivery in connection with awards under the 2020 Plan to 3,981,490 shares of Common Stock (representing an increase of 2,981,490 shares) and (ii) provides that commencing on January 1, 2022 and ending on (and including) January 1, 2030, there will be an automatic annual increase in the total number of shares of Common Stock reserved and available for delivery in connection with the 2020 Plan of up to five percent (5% ) of the total number of shares of Common Stock outstanding on December 31st of the preceding year. Subsequently, on May 18, 2021, the terms of the Amendment were approved by written consent of the Company’s stockholders representing approximately 55.3% of the voting power of the Company as of such date.
The Board and Compensation Committee believe that the Amendment is in the best interests of stockholders and the Company, in order to attract, retain, motivate and reward employees, non-employee directors and consultants of the Company and its subsidiaries and affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, which is necessary for the Company’s future success and growth in the value of its shares. When the Board approved the request, 636,510 shares of Common Stock were available for grants under the 2020 Plan. Of that amount, 611,108 shares of Common Stock were reserved for future grants to non-employee directors and 25,402 shares of Common Stock were available for future grants to employees.

VOTES REQUIRED AND NOTICE
The Board is not soliciting your consent or your proxy in connection with this action, and no consents or proxies are being requested from stockholders. The vote which was required to approve and adopt the Amendment was the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company. Holders of our common stock are entitled to one vote per share of common stock.
The Company has obtained stockholder approval for the Amendment consistent with the listing rules of the Nasdaq (“Nasdaq Rules”) and the terms of the 2020 Plan. In accordance with the Delaware General Corporation Law (the “DGCL”), the Company’s Second Amended and Restated Bylaws and Nasdaq Rules, the Amendment may be approved, without a meeting of stockholders, by the written consent of stockholders representing a majority of the outstanding shares of the capital stock of the Company entitled to vote on the matter. Such approval was received by the Company from the Majority Stockholders by written consent dated May 18, 2021. As of such date, the Company had 33,685,963 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share. The written consent was executed by Mudrick Capital Management, L.P. and Joseph A. Walsh, as the holders of approximately 55.3% of the Common Stock of the Company entitled to vote on the matter. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the Amendment by written consent, no further stockholder action is required, and the Company is not seeking consent, authorizations or proxies from you. Pursuant to Rule 14c-2 under the Exchange Act, the actions described herein will not be effective until the date that is 20 days after this Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof. Therefore, this Information Statement is being sent to you for informational purposes only.
Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the required notice.

BACKGROUND OF THE 2020 PLAN AND AMENDMENT
Our employees, non-employee directors, consultants, and our affiliates are eligible to receive awards under our 2020 Plan. The purpose of the 2020 Plan is to attract, retain, motivate and reward employees, non-employee directors and consultants of the Company and its subsidiaries and affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders. On September 3, 2020, our Board adopted and our stockholders approved, effective as of the effective time of our Form 8-A filed in connection with the direct listing, the 2020 Plan. On October 29, 2020, our Board approved the First Amendment to the 2020 Plan in order to revise and clarify the definition of “Fair Market Value” in the 2020 Plan.
The Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock. The Board and Compensation Committee believe that the terms of the Amendment are in the best interests of stockholders and the Company.
Summary of the 2020 Plan
The following is a description of the material terms of our 2020 Plan. The summary below does not contain a complete description of all provisions of our 2020 Plan and is qualified in its entirety by reference to our 2020 Plan. A copy of the 2020 Plan is filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the SEC on September 24, 2020, the First Amendment to the 2020 Plan is set forth on Exhibit A, and the Amendment is set forth on Exhibit B.
Equity Compensation Plan Information
Authorized shares. After taking into consider the Amendment, a total of 3,981,490 shares of our common stock will be reserved and available for issuance pursuant to our 2020 Plan. In addition, the shares reserved for issuance under our 2020 Plan also includes those shares reserved but unissued under 2016 Plan as of the effective date of our 2020 Plan and any shares subject to awards under our 2016 Plan which are forfeited or lapse unexercised and which following the effective date of our 2020 Plan are not issued under our 2016 Plan. To the extent that an award under our 2020 Plan is cancelled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares, the shares retained by or returned to us will again be available for issuance under our 2020 Plan.
In addition, after taking into consideration the Amendment, the total number of shares of Common Stock reserved and available for delivery in connection with Awards under the Plan will be automatically increased on January 1st of each year for a period of nine (9) years commencing on January 1, 2022 and ending on (and including) January 1, 2030, in an amount equal to five percent (5%) of the total number of shares of Stock outstanding on December 31st of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Stock. However, (i) any shares that are withheld from an award in payment of the exercise price or taxes related to an award, (ii) any shares purchased by us in the open market using the proceeds from exercise of an option, and (iii) any shares covered by a stock-settled stock appreciation right or other stock-settled award that were not issued upon the settlement of an award will not become available under our 2020 Plan.
Administration. Our 2020 Plan is administered by our Compensation Committee; however, if at any time a member of our Compensation Committee does not meet the definition of “non-employee director” under the provisions of Section 16b-3 of the Exchange Act, any action by our Compensation Committee relating to an award granted to an individual who is then subject to Section 16 of the Exchange Act may be taken by a subcommittee of our Compensation Committee, as designated by our Board, whose members are comprised solely of two or more “non-employee directors” under the provisions of Section 16b-3 of the Exchange Act, or if no such subcommittee is designated, our full Board. In addition, our Board will administer our 2020 Plan with respect to awards to our non-employee directors. Our Compensation Committee has the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of our 2020 Plan.

Options. Our 2020 Plan permits the granting of both options to purchase our common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of options granted under our 2020 Plan must be at least equal to the fair market value of our common stock on the date of grant. The term of each option may not exceed ten years. However, with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for 90 days following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2020 Plan, the administrator determines the other terms of options (including the conditions to vesting).
Stock appreciation rights. Stock appreciation rights may be granted under our 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for 90 days following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2020 Plan, the administrator determines the other terms of stock appreciation rights (including the conditions to vesting). The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value of our common stock on the date of grant.
Restricted stock. Restricted stock may be granted under our 2020 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2020 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (which may include performance conditions). The administrator may determine whether recipients of restricted stock awards will have voting and dividend rights with respect to such shares upon grant.
Restricted stock units. Restricted stock units may be granted under our 2020 Plan. Restricted stock units represent a right to receive a share of our common stock, an equivalent amount of cash, or a combination of cash and shares, if vesting conditions are satisfied. The administrator may impose whatever conditions to vesting it determines to be appropriate (which may include performance conditions). The administrator may also award dividend equivalent payments in connection with such awards.
Bonus stock. Our 2020 Plan authorizes the grant of shares of common stock as a bonus. Subject to the provisions of our 2020 Plan, the administrator may determine the other terms of options (including the conditions to vesting).
Performance awards. Performance awards may be granted under our 2020 Plan. Performance awards may be denominated as a cash amount or a number of shares of common stock that will be earned, and/or a specified number of awards that will be granted, upon achievement or satisfaction of performance conditions specified by the administrator over the length of any applicable performance period as determined by the administrator. The administrator may use such performance criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
Other stock-based awards. Other stock-based awards are awards other than those described above, the terms and conditions of which are determined by the administrator.
Non-employee directors. Our 2020 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2020 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2020 Plan provides that the sum of the grant date fair value of awards and any cash compensation or fees granted to a non-employee director during any calendar year may not exceed $1,000,000, except in extraordinary circumstances as determined by the administrator.
Minimum vesting. Except as may otherwise be provided in an individual employment agreement in effect on the effective date of the Plan, our 2020 Plan provides that no portion of any award that is denominated by reference to a number of shares will vest prior to the first anniversary of the date of grant of the award, except in the case of death, disability or a change in control. Except that up to five percent of the shares of common stock that are authorized for grant under our 2020 Plan may be granted with a minimum vesting schedule that is shorter than one year.
Limitation on dividend and dividend equivalent rights. Our 2020 Plan provides that dividends or dividend equivalent rights otherwise payable on an unvested award will be accrued and paid only at such time as the vesting conditions applicable to the underlying award have been satisfied.
Non-transferability of awards. Unless the administrator provides otherwise, our 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2020 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2020 Plan or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2020 Plan.
Change in control. Our 2020 Plan provides that upon any reorganization, merger or consolidation, sale of all of our assets, our dissolution or liquidation, the disposition of one of our subsidiaries, affiliates or business units, or a “change in control” (as defined in our 2020 Plan), the administrator may take such actions as it deems appropriate to accelerate the vesting (in whole or part) of any awards, cash out all or any portion of any outstanding awards (through a payment of the in-the-money value (if any)), provide for the substitution or assumption of outstanding awards by a surviving, successor or transferee corporation, provide that options and stock appreciation rights may be exercised for a period of ten business days after which any unexercised options or stock appreciation rights will terminate, and/or provide for the termination and cancellation of any unvested portion of an award.
Compensation recovery. Awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon receipt or exercise of any award or upon the receipt or resale of any shares of common stock underlying the award) will be subject to any claw-back or compensation recovery policy of ours.
Amendment and termination. Our Board has the authority to amend, suspend or terminate our 2020 Plan provided that such action does not materially and adversely affect the rights of a participant without the consent of the affected participant. No awards will be granted under our 2020 Plan after the date that is ten years from the effective date of our 2020 Plan.
New Plan Benefits
Our Compensation Committee has not made any determination to make future grants to any participants under the 2020 Plan, as amended, as of the date of this Information Statement. As such, new benefits that will be awarded or paid under the 2020 Plan, as amended, are not currently determinable.

SECURITY AUTHORIZED FOR ISSUANCE UNDER THE PLAN
The table below summarizes information with respect to our 2016 Plan and 2020 Plan, which were the only compensation plans under which equity securities were authorized for issuance as of December 31, 2020. On September 3, 2020, our Board adopted and our stockholders approved our 2020 Plan, which replaces our 2016 Plan, as our Board determined not to make additional awards under our 2016 Plan following the effectiveness of our 2020 Plan. After giving effect to the Amendment, a total of 3,981,490 shares of our Common Stock will be reserved for issuance pursuant to our 2020 Plan. In addition, the shares reserved for issuance under our 2020 Plan also include those shares reserved but unissued under our 2016 Plan as of the effective date of our 2020 Plan and any shares subject to awards under our 2016 Plan which are forfeited or lapse unexercised and which following the effective date of our 2020 Plan are not issued under our 2016 Plan. The data reflected in the table below is as of December 31, 2020.
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Options Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,278,160	$11.20	628,806
Equity compensation plans not approved by security holders	—	—	—
Total	4,278,160	$11.20	628,806
(a)	Reflects the total number of outstanding options under our 2016 Stock Incentive Plan and our 2020 Stock Incentive Plan as of December 31, 2020.
(b)	Reflects the weighted-average exercise price of stock options under both the 2016 and 2020 Stock Incentive Plans.
(c)	Reflects the combined number of unissued options under the 2016 Stock Incentive Plan and 2020 Stock Incentive Plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth, as of May 19, 2021, certain information with respect to the beneficial ownership of our common stock for each of our executive officers, each of our directors, all of our directors and executive officers as a group and each person we know to be the beneficial owner of more than 5% of our common stock.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of May 19, 2021. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on total shares of common stock outstanding as of May 19, 2021.
The business address of each beneficial owner is c/o Thryv Holdings, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas, 75261, unless otherwise indicated below.
Name of Beneficial Owner	Number of Shares	Shares that may be Acquired within 60 Days	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders:
Affiliates of Mudrick(1)	16,734,778	20,242	16,755,020	49.7%
Affiliates of GoldenTree(2)	4,486,646	—	4,486,646	13.3%
Affiliates of Paulson(3)	2,901,135	—	2,901,135	8.6%
Yosemite Sellers Representative LLC (“Yosemite”)(4)	1,804,715	—	1,804,715	5.4%

Name of Beneficial Owner	Number of Shares	Shares that may be Acquired within 60 Days	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Named Executive Officers and Directors:
Joseph A. Walsh(5)	1,886,934	123,457	2,010,391	5.9%
Paul D. Rouse(6)	25,000	137,521	162,521	*
Gordon Henry(7)	—	162,521	162,521	*
James McCusker(8)	—	162,521	162,521	*
John Wholey(9)	100,000	62,521	162,521	*
Jason Mudrick(10)	16,734,778	20,242	16,755,020	49.7%
Amer Akhtar	—	—	—	—
Bonnie Kintzer	—	—	—	—
Ryan O’Hara	—	—	—	—
John Slater	—	—	—	—
Lauren Vaccarello	—	—	—	—
Heather Zynczak	—	—	—	—
Directors and Executive Officers as a Group (13 persons)(11)	18,746,812	688,926	19,435,738	56.53%
*	Represents beneficial ownership of less than 1% of total shares of common stock outstanding.
(1)
Consists of 1,576,873 shares of common stock held of record by Blackwell Partners LLC Series A, 2,078,864 shares of common stock held of record by Boston Patriot Batterymarch St. LLC, 976,871 shares of common stock held of record by Mercer QIF Fund PLC, 1,825,561 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II, L.P., 1,818,330 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund, L.P., 4,032,551 shares of common stock held of record by Mudrick Distressed Opportunity Fund Global, L.P., 426,126 shares of common stock held of record by Mudrick Distressed Opportunity Specialty Fund, L.P., 393,519 shares of common stock held of record by P. Mudrick LTD, 128,825 shares of common stock held of record by Verto Direct Opportunity GP, LLC, 3,477,258 shares of common stock held of record by Verto Direct Opportunity II, L.P. The foregoing also includes currently exercisable options held by one or more affiliates of Mudrick Capital to purchase 20,242 shares of common stock. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital Management, L.P. (“Mudrick Capital”). Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(2)
Based on the Form 4 dated February 19, 2021, GoldenTree Asset Management LP (“GTAM LP”) and GoldenTree Asset Management LLC (“GTAM LLC”) sold 5,300 shares on February 17, 2021 and currently hold 4,486,646 shares of the Company. The shares are beneficially owned by certain funds and accounts (the “GTAM Funds”) that are managed by GTAM LP. GTAM LLC is the General Partner of GTAM LP. Steven A. Tananbaum is the Sole Managing Member of GTAM LLC. GTAM LP has discretionary authority to trade the shares and make voting and investment decisions relating to such shares via an investment management agreement with the relevant GTAM Funds. GTAM LP is not the beneficial owner of the shares. The business address for each of the funds explicitly named in this footnote is 300 Park Avenue, 21st Floor, New York, NY 10022.

(3)
Consists of 2,901,135 shares of common stock held of record by funds affiliated with Paulson & Co. Inc. Paulson manages the funds. In its role as manager, Paulson possesses voting and investment power over the securities that are owned by the funds. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the funds. The address of each of the entities and individuals explicitly named in this footnote is c/o Paulson & Co. Inc., 1133 Avenue of the Americas, New York, NY 10036. Share ownership is based on information available as of the date of the Company’s final prospectus dated September 23, 2020, filed with the SEC on October 1, 2020 in connection with our direct listing (the “Prospectus”) as well as a Form 4 dated February 18, 2021.

(4)
Mr. Stephen A. Feinberg indirectly controls Yosemite. Mr. Feinberg disclaims any beneficial ownership of the shares held by Yosemite, except to the extent of his pecuniary interest therein. Pursuant to a Pledge Agreement, dated as of June 30, 2017 (the “Indemnification Agreement”), Yosemite has granted a pledge over the shares to secure payment of certain taxes relating to UTPs for which Yosemite has indemnified the Company pursuant to the Indemnification Agreement. If Yosemite is required to pay the Company any amounts pursuant to the Indemnification Agreement, Yosemite may elect to pay such amounts in cash and/or shares. The address of the entity explicitly named in this footnote is c/o Cerberus Capital Management L.P, ATTN: Office of the General Counsel, 875 Third Ave., 11th Floor, New York, NY 10022. Share ownership is based on information available as of the date of the Prospectus.

(5)
Consists of 1,625,206 shares held by a trust over which Mr. Walsh has sole voting power, 261,728 shares owned directly by Mr. Walsh, and 123,457 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021.

(6)	Consists of 25,000 shares and 137,521 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021.
(7)	Consists of 162,521 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021.
(8)	Consists of 162,521 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021.
(9)	Consists of 100,00 shares and 62,521 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021.
(10)	Consists of 20,242 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021, and 16,734,778 shares held of record by the affiliates of Mudrick Capital. Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock held by the affiliates of Mudrick Capital. The total shares represented for Mr. Mudrick includes 17,317,371shares of common stock held by the affiliates of Mudrick Capital.
(11)
Includes ownership of 100 shares and 20,143 shares issuable pursuant to options that are exercisable within 60 days of May 19, 2021 for executive officer Lesley Bolger, VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving in such capacity as of December 31, 2020, and one additional executive officer who would have been among the three most highly-compensated executive officers but for the fact she was not employed at the end of 2020, or our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2020 were:
•	Joseph A. Walsh, who serves as President and Chief Executive Officer;
•	Paul D. Rouse, who serves as Chief Financial Officer, Executive Vice President and Treasurer;
•	Gordon Henry, who serves as Chief Strategy Officer and Executive Vice President;
•	James McCusker, who serves as Chief Revenue Officer and Executive Vice President;
•	John Wholey, who serves as Chief Operations & Information Officer and Executive Vice President; and
•	Debra Ryan, who served as Chief Human Resources Officer until her separation from the Company on July 24, 2020.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2020. It also provides an overview of our executive compensation philosophy, core principles, and objectives. Finally, it analyzes how and why the Compensation Committee of our Board arrived at the specific compensation determinations for our named executive officers for fiscal 2020, including the key factors that the Compensation Committee considered in deciding their compensation.
Compensation Philosophy and Compensation Program Objectives
Our goal for our executive compensation program is to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in dynamic and competitive markets. Our compensation philosophy is to provide a balanced compensation program that rewards employees for the achievement of our financial, operational and strategic goals. We believe that the most effective program will provide a competitive base salary with annual short-term and long-term incentives based on company and individual performance.
For fiscal year 2020, our executive compensation programs focused on both top-line and bottom-line performance, all while working on transforming our business and positioning the Company to be the leading provider of SaaS marketing solutions and cloud-based tools for SMBs.
For 2020, our Compensation Committee approved a compensation design and target compensation opportunities, comprising a mix of fixed and variable compensation, including a short-term incentive plan with an overachievement plan. Our annual incentive design included metrics tied to our financial growth plan. In light of historically significant stock option awards granted to our NEOs under our 2016 Plan, the Compensation Committee determined not to award any long-term incentives in fiscal year 2020 to any of our NEOs and is currently evaluating its approach to long-term incentive compensation for fiscal year 2021. These programs are described in more detail below.
Within the context of the overall objectives of our compensation programs, we typically determine the specific amounts of compensation to be paid to each of our NEOs based on a number of factors:
•	the performance of our NEOs in prior years;
•	the roles and responsibilities of our NEOs;
•	the individual experience and skills of our NEOs;
•	for each named executive officer, other than our Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and
•	the amounts of compensation being paid to our other NEOs.

What We Pay and Why: Elements of Compensation
Our executive compensation program is designed to be competitive with companies both within and outside our industry so that we can attract and retain talented management employees. We design our compensation plans to be transparent to our executive officers and to stockholders, and to evidence and support positive governance principles. However, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives. Accordingly, whether or not specifically mentioned below, we believe that each element of our executive compensation program serves each of our objectives to a greater or lesser extent.
The following table sets forth the primary elements of our executive compensation program for fiscal year 2020, including a description of how each element fits into the overall compensation of our NEOs. These compensation elements are described in more detail under “Components of Our NEO Compensation Program”:
	What it Does-How it Works		2020 Plan Metrics-Weighting
Base Salary	•	Basic element of competitive pay.	Not applicable.

	•	Influences annual incentive value (base salary × target annual incentive %).

Short-Term Incentive Plan: Cash	•	Performance-based compensation element with a variable payout potential based on corporate and individual performance.	•	EBITDA-50%
			•	Free Cash Flow-25%
			•	Individual Performance-25%

	•	Intended to motivate and reward executive officers for the achievement of annual (short-term) business objectives.

Over Performance Plan: Cash	•	Incremental incentive plan designed as an overachievement program to our Short-Term Incentive Plan.	•	EBITDA-50%
			•	Free Cash Flow-50%

	•	Performance-based compensation element with variable payout potential based on company financial performance.

	•	Intended to motivate and reward executive officers for the overachievement of annual business objectives.

	What it Does-How it Works		2020 Plan Metrics-Weighting
Long-Term Equity Incentive Compensation
Historically, we have granted options to acquire shares of our common stock that vest over a 3-year period. While no new options were granted to our NEOs in 2020, we repriced certain of our outstanding options in 2020 (see “– Components of Our NEO Compensation Program – Long-Term Equity Incentive Compensation – Option Repricing” below).
Not applicable.

•
We adopted an Employee Stock Purchase Plan in 2020 that, beginning in 2021, permits all eligible employees to elect up to a 15% discount on the fair market value of shares in the Company, subject to a reasonable cap.
Not applicable.

	•	Designed to retain executives and align their interests with those of the Company’s stockholders.

Executive Physical	•	Executive officers receive annual reimbursement for a comprehensive medical examination up to $3,000 for EVP and the actual cost of the executive physical for the Chief Executive Officer.	Not applicable.

Retirement Benefits	•
A 401(k) retirement savings plan enables all employees, including executive officers, to contribute a portion of their compensation with a company matching contribution (which was temporarily suspended on May 7, 2020).
Not applicable.

Employment and Severance Benefits	•	CEO Employment Agreement provides for salary, incentive opportunities and severance benefits.	Not applicable.

•
Thryv, Inc. Severance Plan-Executive Vice Presidents and Above (“EVP Severance Plan”) provides for severance benefits equal to a multiple of salary and target short-term incentive award in the event of certain qualifying terminations of employment.

	What it Does-How it Works		2020 Plan Metrics-Weighting

Stipend Allowance	•	A stipend allowance to cover cell phone expenses was paid bi-weekly at $25 per pay period; this practice ended in October 2020 when the Company moved to a remote work environment.	Not applicable.
Executive Compensation Process-Compensation Committee
Our Compensation Committee is responsible for reviewing and making individual compensation determinations for our Chief Executive Officer and other executive officers. Such determinations are presented to the Board for its review. Our Compensation Committee annually reviews and approves the corporate goals, objectives, and other key measures relevant to compensation of our Chief Executive Officer.
Our Compensation Committee reviews and approves or recommends amendments to our incentive compensation and equity-based compensation plans. Our Compensation Committee oversees the administration of the incentive compensation and equity-based compensation plans to ensure consistency with our Compensation Committee’s compensation policies, objectives, and programs with respect to plan participation, including, but not limited to, approving general size of overall awards, designating eligible participants, approving awards, appointing and reviewing the performance of plan administrators, and imposing any limitations, restrictions and conditions upon awards. Our Compensation Committee also reviews performance-based awards, such as those payable under our short-term and over performance plan and long-term incentive plans, prior to any payout to ensure that performance under the plan is sufficient to merit an award, and payments are made in accordance with the plan terms.
Our Compensation Committee works with management to make pay determinations and to ensure that our programs are competitive and meet our compensation objectives.
Our Compensation Committee is authorized to retain, in its discretion, the services of one or more executive compensation advisors to assist with the establishment and review of our compensation programs and related policies. Historically, our Compensation Committee has not regularly engaged the services of an executive compensation advisor in reviewing and establishing our compensation programs and related policies. Our Compensation Committee has not previously considered formal compensation market data or formally benchmarked total executive compensation or individual compensation elements against a peer group. Instead, we based compensation levels on the collective experience of the members of our Board, Compensation Committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives.
Components of Our NEO Compensation Program
We believe that a substantial portion of our executive compensation should be based on Company performance. We also believe it is essential for our executives to have a meaningful equity stake linked to our long-term performance; therefore, we created compensation packages that aimed to foster this culture. As such, other than base salary, compensation of our NEOs has largely been comprised of short-term incentive pay linked to our financial performance and individual contributions and long-term equity incentive compensation. Other factors we have historically considered in evaluating executive compensation included internal pay equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program.
Base Salary
Base salary has represented the fixed component of our executive officers’ compensation. As mentioned above, our Compensation Committee is responsible for reviewing and making individual executive officers’ compensation determinations. In consultation with our management, our Compensation Committee evaluates the performance of executive officers in light of agreed upon measures and determines and approves, or recommends to our Board for approval, executive officers’ compensation, including annual base salary levels, but does not automatically increase these levels each year. We believe that base salary increases at the executive officer level are generally warranted when (i) the employee has had a significant increase in job responsibilities, (ii) the employee’s base salary is not viewed as externally competitive or internally equitable or (iii) individual performance and career growth support an increase to base salary.
Our Compensation Committee reviewed 2020 base salaries for our NEOs and approved a 3% merit increase for our current executive committee members; however, due to the impacts from the COVID-19 Pandemic, base salary increases were frozen to all employees including our NEOs. Base salary increases were subsequently reinstated for 2021. The 2020 base salaries for our NEOs were as follows:
Named Executive Officers	2020 Base Salary
Joseph A. Walsh	$1,030,000
Paul D. Rouse	$506,479
Gordon Henry	$405,183
James McCusker	$405,183
John Wholey	$382,673
Debra Ryan(1)	$373,670
(1)	Debra Ryan, served as the Company’s Chief Human Resources Officer until her separation from the Company on July 24, 2020.
Short-Term Incentive Plan - Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Short-Term Incentive Plan (our “STI”), which covers fiscal year 2020. Payouts under our STI are determined annually by our Compensation Committee based on each NEO’s target incentive and performance against pre-determined performance measures.
Our Compensation Committee follows the same benchmarking and decision-making process with respect to STI awards as it does with base salary. Our Compensation Committee may reassess our target annual incentive for each NEO from time to time.
Our Compensation Committee approved the target annual incentive, performance levels and payout parameters for the STI for fiscal year 2020 in March 2020. The Compensation Committee approved amended financial metrics increasing the FCF threshold from $195 million to $202 million in May 2020 due to changes in certain assumptions around market interest rates that the Compensation Committee deemed appropriate. The target annual incentive for 2020 is a percentage of each individual’s base salary as of December 31, 2020, subject to proration based on changes in position or salary. In fiscal year 2020, the STI target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows:
Named Executive Officers	Target Annual Incentive (STI)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Debra Ryan(1)	60%
(1)
Per the EVP Severance Plan, Ms. Ryan was entitled to a prorated 2020 STI award based on the number of days employed in 2020 calculated using actual company performance and individual performance at target Short-Term Incentive Plan Metrics and Performance for Fiscal Year 2020.

There were three performance metrics in our STI for fiscal year 2020. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2020. EBITDA is a non-GAAP metric, defined as earnings before interest, tax, depreciation and amortization.

2.
Free Cash Flow (“FCF”) (25%). This performance metric supports our goal of generating value for our shareholders. Free Cash Flow has been adjusted to reflect the public budget release of December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2020. FCF is a non-GAAP metric, defined as net cash provided by operating activities as reduced by capital expenditures. FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

3.
Individual Performance (25%). This performance metric supports our goal of pay for performance. Individual annual goals (which are designed to propel Company performance and objectives) are determined by our Chief Executive Officer for all NEOs other than the Chief Executive Officer, while the Chief Executive Officer’s individual annual goals are determined by the Compensation Committee. The attainment of each NEO’s annual goals is based on an individual performance assessment by our Chief Executive Officer and ratified by the Compensation Committee (for all NEOs other than the Chief Executive Officer, and based on an individual performance assessment by our Compensation Committee for our Chief Executive Officer). In fiscal year 2020, the Company established a minimum EBITDA threshold of $375 million for this performance metric. This means that if EBITDA for fiscal year 2020 was below $375 million, no incentive award would be earned for the Individual Performance metric (i.e. 25% of the STI payout opportunity would not be funded).

The below table reflects in detail the respective payouts per performance level for the EBITDA and FCF performance (collectively, the “Company Performance”) metrics under our STI for fiscal year 2020.
EBITDA (in millions)	% of EBITDA Component Payout		FCF (in millions)	% of FCF Component Payout
$391.00	10%	Threshold	$188.00	10%
$392.00	20%		$189.00	20%
$393.00	30%		$190.00	30%
$394.00	40%		$191.00	40%
$395.00	50%		$192.00	50%
$396.00	60%		$193.00	60%
$397.00	70%		$194.00	70%
$398.00	80%		$195.00	80%
$399.00	90%		$196.00	90%
$400.00	100%	Target	$197.00	100%
$401.50	105%		$198.00	105%
$403.00	110%		$199.00	110%
$404.50	115%		$200.00	115%
$406.00	120%		$201.00	120%
$407.50	125%	Maximum	$202.00	125%
On March 8, 2021, our Compensation Committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2020. The Compensation Committee determined that for fiscal year 2020, EBITDA achieved $411.44 million and FCF achieved $231.82 million resulting in the maximum payout of 125.0% for both EBITDA and FCF for the Company Performance component (accounting for 75% of the total award) and that the Individual Performance component (accounting for 25% of the total award) for all NEOs was at target (100%). The resulting incentive payments for 2020 STI to NEOs are detailed in the table below:
Named Executive Officers	2020 STI
Joseph A. Walsh	$1,223,125
Paul D. Rouse	$421,011
Gordon Henry	$336,808
James McCusker	$336,808
John Wholey	$318,097
Debra Ryan(1)	$149,532
(1)
Pursuant to the terms of the EVP Severance Plan, represents a prorated 2020 STI award based on the number of days Ms. Ryan was employed in 2020 through her separation on July 24, 2020, calculated using actual Company performance and individual performance at target, and paid at the same time as the Company pays 2020 incentive awards to its other executives.

Over Performance Plan-Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Over Performance Plan (our “OPP”). The OPP is intended to motivate and reward executive officers for the overachievement of annual business objectives. Payouts under our OPP are determined annually by our Compensation Committee based on each NEO’s overachievement of target incentive and performance against pre-determined Company financial performance measures. Our Compensation Committee may reassess our target annual incentive for each NEO from time to time.
Our Compensation Committee approved the target annual incentives, performance levels and payout parameters for our OPP for fiscal year 2020 in March 2020. The Compensation Committee approved amended financial metrics increasing the FCF threshold from $195 million to $202 million in May 2020 due to changes in certain assumptions around market interest rates that the Compensation Committee deemed appropriate. The OPP target annual incentive is expressed as a percentage of each individual’s base salary.
In fiscal year 2020, the OPP target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows (except for Ms. Ryan, who was ineligible to earn an incentive payment under the OPP due to her separation from the Company in 2020:
Named Executive Officers	Target Annual Incentive (OPP)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Debra Ryan	N/A
Over Performance Plan Metrics and Performance for Fiscal Year 2020
There were two performance metrics in our OPP for fiscal year 2020. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2020. EBITDA is adjusted for certain investments in growth opportunities.

2.
FCF (50%). This performance metric supports our goal of generating cash to build the business, while continuing to meet our debt requirements. Free Cash Flow has been adjusted to reflect the public budget release of December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

The below table reflects in detail the respective payouts per performance level for each performance metric under our OPP for fiscal year 2020.
EBITDA (in millions)	% of EBITDA Component Payout		Adjusted FCF (in millions)	% of Adjusted FCF Component Payout
$407.50		Threshold	$202.00
$409.50	11%		$204.00	11%
$413.50	33%		$208.00	33%
$417.50	56%		$212.00	56%
$421.50	78%		$216.00	78%
$423.50	89%		$218.00	89%
$425.50	100%		$220.00	100%

EBITDA (in millions)	% of EBITDA Component Payout		Adjusted FCF (in millions)	% of Adjusted FCF Component Payout
$429.50	122%		$224.00	122%
$433.50	144%		$228.00	144%
$437.50	167%	No Cap	$232.00	167%
On March 8, 2021, our Compensation Committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2020. The Compensation Committee determined that for fiscal year 2020, EBITDA achieved $411.44 million or 21.90% payout incentive and FCF achieved $231.82 million or 165.7% payout incentive resulting in an overall achievement of 93.8%. There is not an Individual Performance component for the OPP. The resulting incentive payments for 2020 OPP to NEOs are detailed in the table below:
Named Executive Officers	2020 OPP Paid on March 26, 2021
Joseph A. Walsh	$966,140
Paul D. Rouse	$332,554
Gordon Henry	$266,043
James McCusker	$266,043
John Wholey	$251,263
Debra Ryan	N/A
Long-Term Equity Incentive Compensation
We have historically provided our executive officers with the opportunity to earn long-term equity incentive compensation in the form of non-qualified stock options under our 2016 Plan. On September 3, 2020, our Board approved our 2020 Plan, which became effective on September 23, 2020, and under which we may award long-term equity incentive grants. Following the effectiveness of our 2020 Plan, no future grants can be awarded under our 2016 Plan; however, all outstanding awards under the 2016 Plan, remain outstanding in accordance with the terms of the applicable award agreements and our 2016 Plan. In addition, any shares of common stock that are forfeited or lapse unexercised under the 2016 Plan are added to the pool for issuance under the 2020 Plan.
The purpose of long-term equity awards is to reward executive officers for performance over a longer time period and to provide incentives for them to achieve our long-term financial and operational goals. Our 2016 Plan and our 2020 Plan are intended to advance the best interests of us, our affiliates and our stockholders by providing those persons who have substantial responsibility for the management and growth of us and our affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue their employment with the Company. Our 2016 Plan and our 2020 Plan are administered by the Compensation Committee with oversight from the Board.
Equity Awards in Fiscal Year 2020
Because our Compensation Committee determined that our NEOs already have a significant equity stake in the Company from past non-qualified stock option awards, none of our NEOs were awarded non-qualified stock options under our 2020 Plan in fiscal year 2020.
Option Repricing
On November 23, 2020 the Board and Compensation Committee, and on November 24, 2020, Mudrick Capital Management, L.P., the stockholder holding a majority of the outstanding shares of the capital stock of the Company entitled to vote on the matter, approved 1) a one-time stock option repricing for certain previously granted and still outstanding options held by the Company’s employees; and 2) for certain officers, including the NEOs other than Ms. Ryan who was no longer employed by the Company, contingent upon each such officer’s written consent with respect to certain of his or her own previously granted and still outstanding options, (a) a one-time stock option repricing and (b) a delayed vesting schedule for such options (the “Option Repricing”).

The relevant options were granted to the applicable employees and officers on November 18, 2019, December 3, 2019 and February 19, 2020 (the “Subject Options”).
All applicable officers consented to the Option Repricing and the Option Repricing became effective on the trading day following the twentieth calendar day following the commencement of the mailing to the Company’s stockholders of the definitive Information Statement on Schedule 14C filed with the SEC, which effectiveness date was December 29, 2020.
The Option Repricing decreased the exercise price of Subject Options from $16.20 to $13.82 and, for options held by officers, implemented a delayed vesting scheduled. Vesting for the Subject Options held by our NEOs now occurs (a) in equal annual installments over a three year period commencing on January 1, 2021 for Messrs. Rouse, Henry, McCusker and Wholey and (b) in equal monthly installments over a three year period commencing on January 1, 2021 for Mr. Walsh (whose options vested monthly). The expiration date of the options was not changed.
The incremental fair value for repriced options held by NEOs, computed as of the repricing date in accordance with FASB ASC Topic 718 for the relevant options, is included in the Summary Compensation Table and Grants of Plan Based Awards Table below.
The Board and Compensation Committee believe that the Employee Repricing and Officer Amendments were in the best interests of stockholders and the Company, in order to continue to retain and motivate key contributors of the Company, which is necessary for the Company’s future success and growth in the value of its shares.
Named Executive Officers	# Shares of Common Stock Underlying Repriced Options	Original Exercise Price of Repriced Options ($)	Amended Exercise Price of Repriced Options (1)
Joseph A. Walsh	1,111,111	$16.20	$13.82
Paul D. Rouse	111,111	$16.20	$13.82
Gordon Henry	111,111	$16.20	$13.82
James McCusker	111,111	$16.20	$13.82
John Wholey	111,111	$16.20	$13.82
Debra Ryan	N/A	N/A	N/A
(1)
The amended exercise price was determined using the greater of a) $13.82 per share based on the 10 day VWAP for the trading period between October 2, 2020 through October 15, 2020 or b) the Fair Market Value closing price of stock on December 28, 2020 which was $11.62. Additionally, the vesting schedule was replaced with a new delayed vesting schedule, beginning on January 1, 2021 for each of Messrs. Walsh, Rouse, Henry, McCusker and Wholey.

Retirement Savings Benefits
We offer a 401(k) retirement savings plan to all employees, including all NEOs, to enable them to contribute a portion of their base salary and earned STI award. We provide an employer contribution match up to statutory limits, which was suspended in May 2020, but reinstated for fiscal year 2021.
Other Employee Benefits
Benefits are part of the overall competitive compensation program designed to attract and retain employees, including NEOs. NEOs participate in the same benefit programs as the general employee population, with the additional benefit made to them for annual executive physical examinations. Our NEOs have the option of submitting reimbursements for the annual physical examination benefit, which provides eligible executives with a comprehensive medical examination once per year. Our Compensation Committee will continue to periodically review and evaluate personal benefits provided to the NEOs.
Severance
We do not have employment agreements with any NEOs except for Mr. Walsh. Other NEOs are eligible to receive executive severance benefits pursuant to, and are subject to certain restrictive covenants under, our EVP Severance Plan. Our EVP Severance Plan provides benefits to certain of our executives serving in the position of

Executive Vice President or a more senior position in the event of termination of their employment under the circumstances described in our EVP Severance Plan. The EVP Severance Plan was designed primarily to encourage executives to remain employed with the Company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. See “-NEO Employment Agreements and Arrangements - EVP Severance Plan” below for additional information on these executive severance benefits.
Broad-Based Benefits Programs and Perquisites
All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. Our NEOs are also eligible to participate in our employee stock purchase plan, beginning in fiscal year 2021, on the same terms as our eligible employees. In fiscal year 2020, our NEOs also received certain perquisites and personal benefits set forth in the “Summary Compensation Table” below. We provide these benefits to retain and attract talented executives with the skills and experience to further our long-term strategic plan.
NEO Employment Agreements and Arrangements
From time to time, we entered into employment agreements and arrangements in order to attract and retain key executives. Mr. Walsh is the only NEO party to an employment agreement with us.
Joseph A. Walsh Employment Agreement
In connection with Mr. Walsh’s appointment as our President and Chief Executive Officer, Mr. Walsh and the Company entered into an Amended and Restated Employment Agreement, dated as of September 26, 2016 (the “Walsh Employment Agreement”). The Walsh Employment Agreement provides for an initial term until December 31, 2019, during which Mr. Walsh is entitled to a base salary at a fixed annual rate and an annual award of one hundred percent of his base salary subject to annual performance objectives. The term of employment is automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party gives notice of intention to not renew the employment term. The agreement also provides for a notice and 30-day cure period prior to termination with cause, though the Company may terminate without cause immediately upon written notice. Mr. Walsh is entitled to a grant of options under the Company’s stock option plan and a stipend each month to maintain a remote office.
Under the Walsh Employment Agreement, Mr. Walsh’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by the Company (with or without cause). If the Company terminates Mr. Walsh’s employment with cause, Mr. Walsh resigns without good reason, or Mr. Walsh’s employment terminates because he does not renew his employment term, Mr. Walsh is entitled to receive the following: (i) any unpaid base salary through the date of termination, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, (iii) any accrued but unused vacation time in accordance with our policy, (iv) except in the case of termination for cause, any accrued but unpaid bonus for the most recently completed year (or most recently completed period in the case of bonus plans covering periods shorter than a year) under our short term cash incentive plans and (v) all other payments, benefits or fringe benefits that Mr. Walsh is entitled to receive under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan, program, grant or the Walsh Employment Agreement (collectively, (i) through (v) the “accrued benefits”).
If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, Mr. Walsh’s employment terminates due to his death or disability, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, conditioned on Mr. Walsh signing a release of claims in favor of the Company (except with respect to the accrued benefits), the Company will pay Mr. Walsh (or his estate, as applicable), (i) any accrued benefits, (ii) a pro-rated bonus for the year (or period in the case of bonus plans covering periods shorter than a year) in which Mr. Walsh’s employment terminates, such bonus to be determined based on actual performance and consistent with senior executives who remain employed with the Company, and then prorated based on the number of calendar days of such year (or period) elapsed through the date of Mr. Walsh’s employment is terminated, payable at the same time as bonuses are paid to other senior executives for the year (or period) and (iii) a cash severance amount equal to one times the sum of (i) his base salary and (ii) target bonus, which amount shall be paid in a lump sum promptly after termination. If the

Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, in each case within 6 months prior to or 12 months following a change in control, (1) his cash severance amount will be increased to two times the sum of (i) his base salary, and (ii) his target bonus, which amount shall be paid in a lump sum promptly after termination, and (2) the initial options granted to him on September 26, 2016 would immediately vest. In addition, the terms of Mr. Walsh’s outstanding option award agreements, also provide for immediately vesting of his options upon a termination of his employment by the Company without cause or a resignation by Mr. Walsh without good reason, in either case, within 6 months prior to or 12 months following a change in control.
The Walsh Employment Agreement defines “cause” as Mr. Walsh’s (i) willful misconduct with regard to the Company or his performance of his duties for the Company; (ii) embezzlement or misappropriation of assets of the Company (not including a good faith dispute over expense reimbursements) or fraud against the Company; (iii) conviction of, or guilty plea or plea of nolo contendere with respect to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) material breach of the Walsh Employment Agreement or any applicable restrictive covenants; (v) willful refusal to attempt in good faith to perform his duties; (vi) willful and material violation of the Company’s generally applicable policies, including but not limited to any employment handbook and ethics code, if such violation can reasonably be expected to have a material adverse effect on the Company’s business or reputation; or (vii) willful and repeated failure to attempt to follow in good faith the lawful directives of the Board. With respect to any termination by reason of any of (iv) through (vii), prior to termination, Mr. Walsh will be given written notice detailing the specific cause event, and he will be entitled to a 30-day cure period following receipt of such notice, following which, if the cause event in question is not cured, he will be terminated for cause (subject to certain specified limitations on the opportunities to cure any cause event that is substantially the same as a previous occurrence).
The Walsh Employment Agreement defines “good reason” as the occurrence of any of the following events, without Mr. Walsh’s express written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by Mr. Walsh to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in Mr. Walsh’s duties, authorities or responsibilities or reporting lines as set forth in the Walsh Employment Agreement (other than temporarily while physically or mentally incapacitated or as required by applicable law), provided, however, that implementation by the Board of its authority on hiring and firing as specified in the Employment Agreement will not be a violation of this clause (i); (ii) material diminution in base salary or target awards; or (iii) the Company’s material breach of its obligations to Mr. Walsh under the Walsh Employment Agreement. Mr. Walsh is required to provide the Company with a written notice detailing the specific circumstances alleged to constitute “good reason” within 90 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above.
Mr. Walsh has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Walsh while he is employed by us that relates to our business shall belong exclusively to us. During the term of Mr. Walsh’s employment with us and during the six-month period immediately thereafter, Mr. Walsh has agreed not to directly or indirectly, own manage, operate, control, be employed by or render services to any person, firm, corporation or other entity that is engaged in competition with us. Mr. Walsh has also agreed that during the term of his employment with us and during the one-year period immediately thereafter, Mr. Walsh will not solicit or hire any of our employees or interfere with the relationship between us and any of its vendors, joint ventures or licensors.
EVP Severance Plan
Each of Messrs. Rouse, Henry, McCusker and Wholey participate in the EVP Severance Plan. The EVP Severance Plan includes salary continuation severance and target STI award severance for qualifying separations and enhanced salary continuation severance and target STI award severance in the event of a change in control. For additional information about the potential payments and benefits that each of Messrs. Rouse, Henry, McCusker and Wholey would be entitled to receive pursuant to the EVP Severance Plan upon a qualifying separation or change in control, see “Compensation Tables - Potential Payments Upon Termination or Change of Control - Fiscal Year 2020.” Ms. Ryan received a severance under the EVP Severance Plan based on her separation from service on July 24, 2020.

Mr. Walsh does not participate in and is not entitled to receive any payments or other benefits under the EVP Severance Plan. Under the Walsh Employment Agreement, Mr. Walsh is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under “Compensation Tables - Potential Payments Upon Termination or Change in Control - Fiscal Year 2020.”
Applicable Non-Competition and Non-Solicitation Covenants
Each NEO is bound by a non-competition agreement during his or her respective period of employment and would be bound to such agreement for a period of twelve months following his or her termination of employment by us without causes or by the individual for good reason. As a part of the non-competition agreement, each of the NEOs would also be subject to employee non-solicitation/no-hire covenants for twelve months following termination of his or her employment for any reason.
STOCK OWNERSHIP GUIDELINES
In November 2020, the Company’s Compensation Committee adopted stock ownership guidelines pursuant to which all NEOs and non-employee directors are expected to retain 60% of Company stock acquired upon the exercise of options granted by the Company (net of tax and exercise price). The stock ownership guidelines are in effect beginning with the November 18, 2019 grants awarded to our NEOs and the October 15, 2020 grants awarded to our non-employee directors. All future grants made to our NEOs and non-employee directors will be subject to these stock ownership guidelines.
HEDGING POLICY
Under Thryv’s Insider Trading Policy, members of the Board and all employees (including officers) of the Company, as well as certain of their family members and entities over which they exert control, are prohibited from engaging in any hedging transactions or otherwise engaging in short sales of Thryv securities.

TAX AND ACCOUNTING CONSIDERATIONS
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the amount we may deduct from our federal income taxes for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year. Our Compensation Committee will continue to monitor regulatory developments and consider the potential effects of Section 162(m) of the Code on the deductibility of compensation paid to our executives. Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, we believe that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.
ACCOUNTING FOR STOCK-BASED COMPENSATION
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees and independent members of our Board, including options to purchase shares of our common stock and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
COMPENSATION COMMITTE INTERLOCK AND INSIDER PARTICIPATION
None of the members of our Compensation Committee currently are, or have been, an officer or employee of the Company. None of our named executive officers currently serve, or in the past year have served, as a member of the Board or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its named executive officers serving on our Board’s Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement for filing with the SEC.
Compensation Committee:
Bonnie Kintzer, Chair
Jason Mudrick
John Slater
COMPENSATION TABLES
The section below contains information, both narrative and tabular, regarding the compensation paid to our NEOs for the fiscal year 2020.

Summary Compensation Table
The following table sets forth the compensation paid or earned for the fiscal years ending December 31, 2019 and 2020, as applicable, by our NEOs:
Name and Principal Position	Fiscal Year	Salary ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph A. Walsh President & CEO	2020	1,030,000	2,189,265	811,288	49,858	4,080,411
	2019	1,021,923	1,662,163	9,176,400	16,869,514	28,730,000
Paul D. Rouse Chief Financial Officer, EVP & Treasurer	2020	506,479	753,565	75,921	17,180	1,353,145
	2019	502,507	572,131	931,520	1,814,368	3,820,526
Gordon Henry Chief Strategy Officer & EVP	2020	405,183	602,851	75,921	2,744	1,086,699
	2019	402,006	457,705	931,520	1,696,790	3,488,021
James McCusker Chief Revenue Officer & EVP	2020	405,183	602,851	75,921	16,330	1,100,285
	2019	402,006	457,705	931,520	1,696,790	3,488,021
John Wholey Chief Operations & Information Officer & EVP	2020	382,673	569,360	75,921	16,330	1,044,284
	2019	379,672	432,277	931,520	1,696,790	3,440,259
Debra Ryan Former Chief Human Resources Officer & EVP(1)	2020	241,780	149,532	—	1,815,587	2,206,899
(1)	Ms. Ryan first became an NEO for fiscal year 2020. Therefore, only fiscal year 2020 information is provided. Ms. Ryan separated from the Company on July 24, 2020.
(2)
Amounts reported in this column represent the actual salary earned by each of our NEOs for the years ending December 31, 2019 and 2020, (which for fiscal year 2019 take into account the increase in annual base salary rates for the NEOs, which was effective in March 2020).

(3)
Amounts reported in this column for Messrs. Walsh, Rouse, Henry, McCusker and Wholey represent the cash incentive awards paid under our STI and OPP for fiscal year 2019 and fiscal year 2020. See “Short-Term Incentive Plan – Cash Incentive” and “Over Performance Plan - Cash Incentive” in our Compensation Discussion and Analysis for further detail. Amount reported for Ms. Ryan represents the payout of a pro-rated award under our STI for fiscal year 2020 in accordance with the EVP Severance Plan.

(4)
We did not grant stock option awards to our NEOs in FY 2020. Amounts included for 2020 reflect the incremental fair value of repriced options, computed in accordance with FASB ASC Topic 718. See “Option Repricing” in our Compensation Discussion and Analysis for further detail.

(5)	All Other Compensation for fiscal year 2020 consisted of the following (all amounts in dollars):
Name	401(k) Matching Contributions ($)(1)	Allowance ($)(2)	Stock Option Cancellation – Surrender for Cash - Cash Payment ($)(3)	Executive Physicals ($)(4)	Severance ($)(5)	Total
Joseph A. Walsh	13,680	30,500	—	5,678	—	49,858
Paul D. Rouse	13,680	500	—	3,000	—	17,180
Gordon Henry	2,244	500	—	—	—	2,744
James McCusker	13,680	500	—	2,150	—	16,330
John Wholey	13,680	500	—	2,150	—	16,330
Debra Ryan	13,680	375	896,335	—	905,197	1,815,587
(1)
Amounts reported in this column represent the matching contribution made by the Company under the Company’s tax-qualified 401(k) retirement plan for 2020 prior to the suspension of the 401(k) matching contribution in May 2020.

(2)
Amounts reported in this column reflect the annual stipend paid in fiscal year 2020, based on a $25.00 bi-weekly stipend to cover cell phone expenses of the NEOs through October 2020 when the Company ended this stipend due to the move to a remote work environment. In addition, for Mr. Walsh, amount includes an expense allowance of $30,000 for the maintenance of a remote office and miscellaneous expenses incurred.

(3)
Represents a cash payment received by Ms. Ryan in exchange for her agreeing to the cancellation and surrender of all of her 234,030 outstanding vested stock options at the time of her separation from the Company for an amount of cash equal to the difference between the per-share exercise price (of $2.04) and the then-current fair market value per share of our common stock (of $5.87), all as reflected on a pre-reverse stock split basis.

(4)	Executive officers receive annual reimbursement for a comprehensive medical examination up to $3,000 for EVPs and the actual cost of the physical for the Chief Executive Officer.
(5)
Represents amounts paid (or accrued for payment) during fiscal year 2020 in connection with Ms. Ryan’s termination from employment, as described below under “Potential Payments Upon Termination or Change of Control – Fiscal Year 2020”.

Grants of Plan-Based Awards Fiscal Year 2020
The following table provides information regarding equity and non-equity incentive plan-based awards granted to our NEOs for the year ended December 31, 2020. Except as set forth below, there were no other grants of equity to NEOs during 2020.
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards
Name		Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Option Awards(3)
Joseph A. Walsh	STI	1/1/2020	450,625	1,030,000	1,351,875	—	—	—
	OPP	1/1/2020	51,500	1,030,000	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	1,111,111	13.82	8.99
Paul D. Rouse	STI	1/1/2020	155,109	354,535	465,328	—	—	—
	OPP	1/1/2020	17,727	354,535	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
Gordon Henry	STI	1/1/2020	124,087	283,628	372,262	—	—	—
	OPP	1/1/2020	14,181	283,628	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
James McCusker	STI	1/1/2020	124,087	283,628	372,262	—	—	—
	OPP	1/1/2020	14,181	283,628	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
John Wholey	STI	1/1/2020	117,194	267,871	351,581	—	—	—
	OPP	1/1/2020	13,394	267,871	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
Debra Ryan(6)	STI	1/1/2020	98,088	224,202	294,265	—	—	—
(1)
Amounts shown represent threshold, target and maximum payouts under our STI; there is no defined target or maximum on our OPP. For fiscal year 2020, an award is only paid out pursuant to our OPP if EBITDA exceeds $407.5 million and FCF exceeds $202.0 million as our OPP is a top-off program to our STI. The threshold calculation for OPP included herein reflects an EBITDA of $407.5 million and FCF of $202.0 million, which equates to a 0.05% payout award, the minimum required to receive a payout under the OPP.

(2)
Reflects the stock options granted to the NEOs on November 18, 2019 that were repriced, effective December 29, 2020, in connection with the Option Repricing. See “Compensation Discussion & Analysis – Long Term Equity Incentive Compensation – Option Repricing” for more information.

(3)
Amounts shown represent the incremental fair value received due to the Option Repricing, effective December 29, 2020, computed in accordance with FASB ASC Topic 718. See “Compensation Discussion & Analysis – Long Term Equity Incentive Compensation – Option Repricing” for more information. The total fair value for Mr. Walsh of $8.99 is comprised of $8.26 of original grant-date fair value (adjusted for the reverse stock split) and an additional $0.73 of incremental expense resulting from the 2020 repricing. For Messrs. Rouse, Henry, McCusker and Wholey, the total fair value of $9.06 is comprised of $8.38 of original grant-date fair value (adjusted for the reverse stock split) and an additional $0.68 of incremental expense resulting from the 2020 repricing.

(4)	“SIP” refers to our stock incentive plan.
(5)	Grant date reflects the stock option grants originally awarded on November 18, 2019, which were subject to the Option Repricing effective December 29, 2020.
(6)
Amounts reflect potential payouts under our STI prior to pro-ration of Ms. Ryan’s STI bonus opportunity pursuant to the EVP Severance Plan due to her separation from the Company on July 24, 2020. As set forth in the “Non-Equity Incentive Plan” column of the Summary Compensation Table for fiscal year ended 2020, Ms. Ryan received a pro-rated bonus under our STI in accordance with the EVP Severance Plan.

Outstanding Equity Awards at Fiscal Year-End Fiscal Year 2020
The following table provides information regarding all outstanding stock options held by each individual as of December 31, 2020.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(4)	Option Expiration Date
Joseph A. Walsh	11/18/2019(1)	—	1,111,111	13.82	11/18/2029
Paul D. Rouse	11/14/2016(2)	147,521	—	3.68	11/14/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
Gordon Henry	9/26/2016(2)	162,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
James McCusker	9/26/2016(2)	162,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
John Wholey	9/26/2016(2)	162,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
(1)
Stock option grant originally awarded to Mr. Walsh on November 18, 2019. On November 23, 2020 the board of directors and compensation committee approved the Option Repricing, which, contingent upon each NEO’s (other than Ms. Ryan who was no longer employed by the company) written consent, lowered the exercise price of the relevant options from $16.20 to $13.82 and implemented a delayed vesting scheduled for those options granted in 2019, effective December 29, 2020. Mr. Walsh consented to the stock option repricing and subsequently restarting of the monthly vesting schedule to begin January 1, 2021, provided he remains in continuous service with the Company, and subject to accelerated vesting in the event of Mr. Walsh’s termination without cause or resignation for good reason, in each case within six months prior to or 12 months following a change in control.

(2)
Stock option grants awarded to Mr. Rouse on November 14, 2016 and stock option grants awarded to Messrs., Henry, McCusker and Wholey on September 26, 2016 vested in three equal installments on each of January 1, 2018, January 1, 2019 and January 1, 2020.

(3)
Stock option grants originally awarded to Messrs. Rouse, Henry, McCusker and Wholey on November 18, 2019. In connection with the Option Repricing, the exercise price of the relevant options was lowered from $16.20 to $13.82 and a delayed vesting scheduled was implemented for those options granted in 2019, effective December 29, 2020. All NEOs (other than Ms. Ryan) consented to the Option Repricing and subsequently restarting the vesting schedule for Messrs. Rouse, Henry, McCusker and Wholey to vest in three equal installments on each of January 1, 2022, January 1, 2023 and January 1, 2024, provided each NEO remains in continuous service with the Company.

(4)	For applicable grants, reflects the revised exercise price of $13.82 pursuant to the Option Repricing.
Option Exercises and Stock Vested-Fiscal Year 2020
The following table provides information regarding vested stock options exercised by each NEO in Fiscal Year 2020.
Name	Grant Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Joseph A. Walsh	9/26/2016	1,625,206	11,636,475
Paul D. Rouse	11/14/2016	15,000	109,300
(1)
Mr. Walsh elected to exercise and hold all 1,625,206 vested stock options granted under his September 26, 2016 grant at a per share exercise price of $3.68 on December 21, 2020. Mr. Rouse elected to exercise and hold 10,000 vested options granted under his November 14, 2016 grant on December 21, 2020 and 5,000 of his vested stock options granted under his November 14, 2016 grant on December 22, 2020 at a per share exercise price of $3.68.

(2)	The fair market value of a share of our common stock was $10.84 on December 21, 2020 and $11.22 on December 22, 2020.

Pension Benefits
Only Ms. Ryan, the Company’s former Chief Human Resources Officer, participated in, and received benefits under, any pension or retirement plan sponsored by the Company during fiscal year 2020.
Name	Plan Name(1)	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(3)
Debra Ryan	Dex Pension Plan	44.25	—	831,699
(1)	The Dex Pension Plan is a tax-qualified non-contributory defined benefit pension plan that was frozen to new participants and benefit accruals as of December 31, 2008.
(2)	Number of years of credited service under the Dex Pension Plan was frozen as of December 31, 2008.
(3)	Following her separation from the Company, Ms. Ryan received a full distribution of the balance of her pension benefit under the Dex Pension Plan during 2020.
Nonqualified Deferred Compensation
Our NEOs did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by the Company during fiscal year 2020.
Potential Payments Upon Termination or Change of Control - Fiscal Year 2020
The following table summarizes the potential payments and benefits that each of Messrs. Walsh, Rouse, Henry, McCusker, and Wholey the (“Current NEOs”) would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company. In each case, the table assumes the Current NEO’s termination or the change of control occurred on December 31, 2020. The table below does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.
Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
Joseph A. Walsh
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(1)	2,060,000	1,223,125	—	—	—	3,282,125
Death(1)	2,060,000	1,223,125	—	—	—	3,283,125
Disability(1)	2,060,000	1,223,125	—	—	—	3,283,125
Resignation for Good Reason, Termination without Cause in connection with a Change in Control(1)	4,120,000	1,223,125	—	—(6)	—	5,343,125

Paul D. Rouse
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,291,521	421,011	1,649	—	7,250	1,721,431

Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,722,029	421,011	1,649	—	7,250	2,151,939

Gordon Henry
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,033,217	336,808	1,319	—	7,250	1,378,594
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,622	336,808	1,319	—	7,250	1,722,999

James McCusker
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,033,217	336,808	1,319	—	7,250	1,378,594
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,622	336,808	1,319	—	7,250	1,722,999
John Wholey
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	975,816	318,197	1,246	—	7,250	1,302,509
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—

Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,301,088	318,197	1,246	—	7,250	1,627,781
(1)
Pursuant to the Walsh Employment Agreement, in the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of Mr. Walsh’s resignation for good reason, by reason of Mr. Walsh’s death or disability, or as a result of the Company’s non-renewal of the employment term, Mr. Walsh is entitled to a lump sum cash severance amount equal to one times (1x) the sum of his annual base salary and target STI award. Mr. Walsh would also be entitled to a pro-rated STI award for the year in which his employment terminates (based on actual performance). In the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of his resignation for good reason, or as a result of the Company’s non-renewal of the employment term, in each case, within 6 months prior to and 12 months following a change in control, his lump sum cash severance amount would be increased to two times (2x) the sum of his annual base salary and target STI award.

(2)
Pursuant to the EVP Severance Plan, in the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, they would be entitled to a cash severance amount equal to (i) 78 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over the 78 weeks, and (ii) one and one-half (1.5) times their target STI award payable in equal installments on the Company’s regular payroll over a period of 78 weeks. They would also be entitled to a pro-rated STI award for the year in which their employment terminates (based on actual performance). In the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, in each case, within 2 years following a change in control, their cash severance amount would be increased to (i) 104 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over 104 weeks, and (ii) two (2) times their target STI award payable in equal installments on the Company’s regular payroll period over a period of 104 weeks.

(3)
Amounts reported in this column were calculated on the basis of short-term cash incentive awards paid under our STI for 2020 performance, which were approved on March 8, 2021 and paid on March 26, 2021.

(4)
For Messrs. Rouse, Henry, McCusker, and Wholey, represents continuation of Company-paid life insurance coverage for up to 18 months in the event that their employment is terminated by the Company without cause or by reason of their resignation for good reason, pursuant to the terms of the EVP Severance Program.

(5)
For Messrs. Rouse, Henry, McCusker and Wholey, represents 12 months of Company-paid outplacement benefits in the event their employment is terminated by the Company without cause or by reason of their resignation for good reason pursuant to the terms of the EVP Severance Program.

(6)
Pursuant to the term of Mr. Walsh’s stock option grants, in the event that Mr. Walsh’s employment is terminated by the Company without cause, or Mr. Walsh resigns for good reason, in either case within six months prior to or twelve months following a “change in control”, all outstanding unvested stock options held by Mr. Walsh will immediately vest and become exercisable as of the date of such termination (or change in control, if later). Mr. Walsh had 1,111,111 outstanding unvested stock options as of December 31, 2020; however, the applicable per share exercise price of all of such options (of $13.82) was greater than the closing price of a share of our common stock as of December 31, 2020 (of $13.50).

Debra Ryan Separation
Ms. Ryan separated from the Company on July 24, 2020. In connection with her separation, she has received or is expected to receive the following pursuant to the EVP Severance Plan: (i) cash severance, which represents (A) 78 weeks’ of base pay, and (B) one and one-half times (1.5x) Ms. Ryan’s target STI award, payable in equal installments on the Company’s regular payroll over a period of 78 weeks, (ii) a pro-rated STI award for fiscal year 2020 (based on actual performance), (iii) continued Company-paid life insurance coverage for up to 18 months following termination, and (iv) 12 months of Company-paid outplacement benefits. Ms. Ryan also received a cash payment in exchange for her agreeing to the cancellation and surrender of her outstanding vested stock options at the time of her termination of employment (see the “All Other Compensation” column in the Summary Compensation Table above for more information about this payment).
Name & Event	Cash Severance ($)	STI Awards ($)	Benefits Continuation ($)	Outplacement ($)	Stock Option Cancellation – Surrender for Cash – Cash Payment ($)	Total ($)
Debra Ryan
Termination without Cause	896,808	149,532	1,139	7,250	896,335	1,951,064

DIRECTOR COMPENSATION
Our non-employee directors receive an annual retainer for board and committee service of $100,000, and each committee chairman receives an additional fee of $20,000.
Annual cash director retainers are paid on a quarterly basis at the beginning of each quarter and include Board and committee chair fees.
Mr. Walsh, our President and Chief Executive Officer, is not included in this table and does not receive compensation for his services as a director. See “Compensation Tables - Summary Compensation Table” for a discussion of the compensation earned by Mr. Walsh during fiscal year 2020.
Director Compensation - Fiscal Year 2020
Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
Amer Akhtar(1)	33,333	384,248	—	417,581
Bonnie Kintzer(1)	40,000	384,248	—	424,248
Jason Mudrick(2)	67,500	384,248	—	451,748
Ryan O’Hara(1)	40,000	384,248	—	424,248
John Slater	116,667	384,248	—	500,915
Lauren Vaccarello(1)	33,333	384,248	—	417,581
Heather Zynczak(1)	33,333	384,248	—	417,581
Scott Galloway(3)	76,667	4,301	—	80,968
Peter Glusker(3)	76,667	4,301	—	80,968
Scott Kasen(3)	76,667	2,516	—	79,183
Brian Kushner(3)	76,667	2,516	—	79,183
Ross Levinsohn(3)	76,667	4,301	—	80,968
(1)
Messrs. Akhtar and O’Hara and Mses. Kintzer, Vaccarello and Zynczak were appointed to our Board effective September 1, 2020. Cash amounts reflect the prorated annual retainer for board service and annual committee chair fees for September through December 2020. Stock option awards represent 55,556 stock options granted on October 15, 2020. The $384,248 amount for each director represents the grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718.

(2)
At his request, Mr. Mudrick, the founder and Chief Investment Officer at Mudrick Capital, our largest stockholder, elected to receive half of his cash director fees for the period of January 2020 through September 2020. Beginning October 1, 2020, Mr. Mudrick receives the entire amount of non-employee director cash fees. Stock option awards represent 55,556 stock options granted on October 15, 2020. The $384,248 amount represents the grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718.

(3)
Messrs. Galloway, Glusker, Kasen, Kushner and Levinsohn each stepped down from our Board effective August 31, 2020. Cash amounts reflect the prorated annual retainer for board service and annual committee chair fees for January through August 2020. We did not grant stock option awards to Messrs. Galloway, Glusker, Kasen, Kushner and Levinsohn in fiscal year 2020. Amounts included for 2020 stock option awards reflect the incremental fair value of modified options, computed in accordance with FASB ASC Topic 718.

EFFECTIVENESS OF CORPORATE ACTION
Under Rule 14c-2 of the Exchange Act and the terms of the Stockholder Written Consent, the Amendment will not be effective until the date that is 20 days after this Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.
DISSENTERS' RIGHTS OF APPRAISAL
Delaware law does not provide for dissenters’ rights or similar rights of appraisal in connection with the corporate action described in this Information Statement.
INTERESTS OF CERTAIN PERSONS IN MATTERS ACTED UPON
The officers and directors of the Company have potential interest in the matters acted upon pursuant to the Stockholder Written Consent in their respective roles as officers or directors of the Company and to the extent of their eligibility to receive awards under the Plan affected by the terms of the Amendment as participants in the Plan.
INCORPORATION BY REFERENCE
A copy of the 2020 Plan as originally adopted (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-8 filed with the SEC on September 24, 2020) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”), which has been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference into this Information Statement. You can obtain a copy of the Form 10-K and Plan from the SEC, as set forth in the following section of this Information Statement.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Thryv Holdings, Inc., that file electronically with the SEC. We also maintain a website at www.thryv.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.
DISTRIBUTION AND COSTS
The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. We do not contemplate that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons and we will not reimburse them for their expenses incurred in connection therewith.

OTHER MATTERS
Other Business
The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Majority Stockholders.
Stockholders Sharing an Address
Some brokers, banks and other nominee record holders may be participating in the practice of “householding” information sent to stockholders. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver, without charge, a separate copy of this document to you if you so request by writing or calling as follows: Thryv Holdings, Inc., Attention: Corporate Secretary, 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261; telephone, (972) 453-7000. If you want to receive separate copies of information statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.

EXHIBIT A
FIRST AMENDMENT TO THE
THRYV HOLDINGS, INC. 2020 STOCK INCENTIVE PLAN
This First Amendment (the “Amendment”) to the Thryv Holdings, Inc. 2020 Stock Incentive Plan (the “Plan”) is effective as of October 29, 2020.
WHEREAS, Section 9(f) of the Plan provides that the Board of Directors (the “Board”) of Thryv Holdings, Inc. (the “Company”) may amend the Plan;
WHEREAS, the Board has approved the Amendment to the Plan as set forth herein on October 29, 2020.
NOW, THEREFORE NOW, THEREFORE:
1.	The definition of “Fair Market Value” in Section 2(r) of the Plan is amended to read in its entirety as follows:
“(r)“ Fair Market Value” means, as of any date, the value of Stock as determined below.
(i) If the Stock is traded on any established stock exchange or a national market system (including without limitation, the New York Stock Exchange or the Nasdaq Stock Market), the Fair Market Value shall be the closing price of a share of Stock (of if no sales were reported, the closing price on the nearest trading date immediately preceding such date) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.
(ii) If the Stock is not traded on an established stock exchange or national market system, but the Stock is regularly quoted by a recognized securities dealer, the Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low ask prices for a share of Stock on such date, the high bid and low asked prices for a share of Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable.
(iii) If the Stock is neither traded on any established stock exchange or national market system nor regularly quoted by a recognized securities dealer, the Fair Market Value shall be determined in good faith by the Committee or under procedures established be the Committee in a manner not inconsistent with Section 409A.
Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock in any other method consistent with the requirements of Code Section 409A and Treasury Regulation §1.409A-1(b)(5)(iv). The Committee may vary its method of determination of the Fair Market Value as provided in this Section 2(r) for different purposes under the Plan to the extent consistent with the requirements of Code Section 409A.
For purposes of the foregoing, the date of determination of the Fair Market Value of the Stock on the exercise of an Option (i.e., the exercise date) will be the date on which the Company or the Company’s third-party stock plan administrator, as applicable, receives a fully competed notice of exercise (with accompanying payment of the exercise price, or if applicable, satisfactory documentation arranging for such payment); provided, that if such notice of exercise is received on a date that is not a trading day (e.g., a weekend or a holiday), the exercise date will be deemed the next trading date; provided, further, that if such notice of exercise is received after the close of regular trading hours on the established securities market (e.g., the Nasdaq Stock Market) that is the principal trading market for shares of Stock on a particular date, the notice of exercise will be deemed to be received the next trading day (and such next trading day will be the exercise date).”
2.	Except as otherwise specifically provided herein, the Plan shall remain in full force and effect.

EXHIBIT B
SECOND AMENDMENT TO THE
THRYV HOLDINGS, INC. 2020 STOCK INCENTIVE PLAN
This Second Amendment (the “Amendment”) to the Thryv Holdings, Inc. 2020 Stock Incentive Plan, as amended by that First Amendment dated October 29, 2020 (the “Plan”) has been approved by the Board of Directors (the “Board”) of the Company on May 12, 2021 and the holders of a majority of the outstanding shares of the Company’s common stock on May 18, 2021.
3.	Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to them in the Plan.
4.	Authority to Amend the Plan. Pursuant to Section 9(f) of the Plan, the Board may from time to time amend the Plan.
5.	Amendment to the Plan. Section 4(a) of the Plan is deleted in its entirety and replaced with the following:
“(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be equal to the sum of (i) 3,981,490 shares of Stock and (ii) any shares of Stock which as of the Effective Date are available for issuance under the Dex Media, Inc. 2016 Stock Incentive Plan, as amended (the “Prior Plan”), or are subject to awards under the Prior Plan which are forfeited or lapse unexercised and which following the Effective Date are not issued under the Prior Plan. In addition, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan will be automatically increased on January 1st of each year for a period of nine (9) years commencing on January 1, 2022 and ending on (and including) January 1, 2030, in an amount equal to five percent (5%) of the total number of shares of Stock outstanding on December 31st of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Stock.
No more than 3,981,490 shares of Stock may be issued in the aggregate pursuant to the exercise of ISOs. The total number of shares of Stock available under the Plan and the number of shares of Stock available for ISOs are subject to adjustment as provided in Section 9(d). Any shares of Stock delivered under the Plan may consist of authorized and unissued shares or treasury shares.”
6.	Effect of the Amendment. Except as otherwise specifically provided herein, the Plan shall remain in full force and effect.
7.	Headings. Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.